Exhibit 99.1
NEWS RELEASE

Advance Auto Parts Reports Second Quarter 2018 Results and Updated Full Year 2018 Guidance

Net Sales Increased 2.8% to $2.3B; Comparable Store Sales Increased 2.8%
Operating Income Increased 14.2% to $167.5M; Adjusted Operating Income Increased 5.0% to $205.3M
Diluted EPS Increased 35.9% to $1.59; Adjusted EPS Increased 24.7% to $1.97

Announces New $600 Million Share Repurchase Authorization

ROANOKE, Va., August 14, 2018 - Advance Auto Parts, Inc. (NYSE: AAP), a leading automotive aftermarket parts provider in North America, that serves both professional installer and do-it-yourself customers, today announced its financial results for the second-quarter ended July 14, 2018.

Second Quarter Performance Summary

($ in millions, except per share data)	Twelve Weeks Ended			Twenty-Eight Weeks Ended
Favorable/(Unfavorable)	July 14, 2018		July 15, 2017	July 14, 2018		July 15, 2017
Net sales	$2,326.7		$2,263.7	$5,200.5		$5,154.6
change in Net sales	2.8%			0.9%

Comparable store sales %	2.8%		0.0%	0.8%		(1.5%)

Gross profit	$1,011.6		$993.1	$2,283.8		$2,263.8
Gross profit margin (% net sales)	43.5%		43.9%	43.9%		43.9%
change in Gross profit margin	(39) bps			—

Adjusted gross profit (a)	$1,016.9		$993.1	$2,289.2		$2,263.8
Adjusted gross profit margin (% net sales)	43.7%		43.9%	44.0%		43.9%
change in Adjusted gross profit margin	(16) bps			10	bps

SG&A	$844.0		$846.4	$1,918.1		$1,937.3
SG&A (% net sales)	36.3%		37.4%	36.9%		37.6%
change in SG&A (% net sales)	111	bps		70	bps

Adjusted SG&A (a)	$811.6		$797.6	$1,859.8		$1,863.3
Adjusted SG&A (% net sales)	34.9%		35.2%	35.8%		36.1%
change in Adjusted SG&A (% net sales)	35	bps		39	bps

Operating income	$167.5		$146.7	$365.8		$326.5
Operating income margin (% net sales)	7.2%		6.5%	7.0%		6.3%
change in Operating income margin	72	bps		70	bps

Adjusted operating income (a)	$205.3		$195.5	$429.4		$400.4
Adjusted operating income margin (% net sales)	8.8%		8.6%	8.3%		7.8%
change in Adjusted operating income margin	19	bps		49	bps

Diluted EPS	$1.59		$1.17	$3.43		$2.63
Adjusted EPS (a)	$1.97		$1.58	$4.07		$3.18

Average diluted shares (in thousands)	74,244		74,093	74,222		74,093

(a)	For a better understanding of the Company's adjusted results, refer to the reconciliation of non-GAAP adjustments in the accompanying financial tables in this press release.

Second Quarter 2018 Highlights

“Our relentless focus on strengthening our Customer Value Proposition while embracing an owner’s mindset on cost and cash resulted in improved sales and profit performance in the second quarter. I am encouraged by the progress our team made during the first half of 2018 and confident in our ability to drive growth throughout the balance of 2018,” said Tom Greco, President and Chief Executive Officer.

Total Net sales for the second quarter of 2018 were $2.3 billion, a 2.8% increase versus the second quarter of the prior year. Comparable store sales for the second quarter of 2018 increased 2.8%.

Adjusted gross margin was 43.7% of Net sales in the second quarter of 2018, a 16 basis point decrease from the second quarter of 2017. The decline was primarily driven by an increase in supply chain costs, including higher transportation and fuel expenses. The Company's GAAP Gross profit margin decreased to 43.5% from 43.9% in the second quarter of the prior year.

Adjusted SG&A was 34.9% of Net sales in the second quarter of 2018, a 35 basis point improvement as compared to the second quarter of 2017. This was primarily driven by savings in labor and insurance costs, partially offset by higher bonus. The Company's GAAP SG&A of 36.3% of Net sales decreased compared to 37.4% in the same quarter of the prior year.

The Company's Adjusted operating income was $205.3 million in the second quarter of 2018, an increase of 5.0% versus the second quarter of the prior year. Adjusted operating income margin improved versus the same quarter of the prior year by 19 basis points to 8.8% of Net sales for the second quarter of 2018. On a GAAP basis, the Company's Operating income was $167.5 million, 7.2% of Net sales, an increase of 72 basis points from the second quarter of 2017.

The Company's effective tax rate in the second quarter of 2018 was 25.2%, compared to 36.0% in the second quarter of the prior year. The Company's Adjusted EPS was $1.97 for the second quarter of 2018, an increase of 24.7% compared to the second quarter of the prior year. On a GAAP basis, the Company's Diluted EPS increased 35.9% to $1.59.

Operating cash flow was $444.0 million through the second quarter of 2018 versus $267.3 million in the same period of the prior year, an increase of 66.1%. Free cash flow through the second quarter of 2018 was $382.2 million, an increase of 163.6% compared to the same period of the prior year.

2018 Full Year Guidance

Mr. Greco commented “Following a stronger start to the year and our expectation that the improving demand environment continues, we are updating our full year 2018 guidance. Our increased revenue outlook is reflective of the improving industry trends, coupled with our top-line growth, better operational execution and our robust SKU assortment. Our team remains dedicated to cost control to enable further margin improvement.”

The Company provided the following update to its full year 2018 outlook:

	Full Year 2018
($ in millions)	Low	High
Total Net Sales	$ 9,300	$ 9,500
Comparable Store Sales (1)	0.0%	1.5%
Adjusted Operating Income Margin (2)	7.5%	7.8%
Income Tax Rate	24%	26%
Integration & Transformation Expenses (2)	$ 140	$ 180
Capital Expenditures	$ 180	$ 220
Free Cash Flow	Minimum $ 500
(1) Comparable store sales estimate excludes sales to independently owned Carquest locations.
(2) For a better understanding of the Company's adjusted results, refer to the reconciliation of non-GAAP adjustments in the accompanying financial tables in this press release. Because of the forward-looking nature of the 2018 non-GAAP financial measures, specific quantifications of the amounts that would be required to reconcile these non-GAAP financial measures to their most directly comparable GAAP financial measures are not available at this time.

Share Repurchase Authorization

“I am pleased with our ability to manage working capital and build cash balances that provide enhanced value for our shareholders. In line with our financial priorities, we are delighted to announce our target to return $100 - $200 million to our shareholders through the new share repurchase program during the second half of 2018. This reinforces our confidence in the strength of our balance sheet and the level of liquidity achieved through the disciplined execution of our strategic plan.” said Mr. Greco.

On August 8, 2018, the Company's Board of Directors authorized a $600 million share repurchase program. This new authorization replaces the Company's $500 million share repurchase program authorized in May 2012, which had $415 million remaining.

Dividend

On August 8, 2018, the Company's Board of Directors declared a regular quarterly cash dividend of $0.06 per share to be paid on October 5, 2018 to all common shareholders of record as of September 21, 2018.

Investor Conference Call

The Company will detail its results for the second quarter of 2018 via a webcast scheduled to begin at 8 a.m. Eastern Time on Tuesday, August 14, 2018. The webcast will be accessible via the Investor Relations page of the Company's website (www.AdvanceAutoParts.com).

For individuals unable to access the webcast, the event will be available by dialing (844) 877-5989 and referencing conference identification number 1687557. A replay of the conference call will be available on the Company's website for one year.

About Advance Auto Parts

Advance Auto Parts, Inc. is a leading automotive aftermarket parts provider that serves both professional installer and do-it-yourself customers. As of July 14, 2018, Advance operated 5,026 stores and 133 Worldpac branches in the United States, Canada, Puerto Rico and the U.S. Virgin Islands. The Company also serves 1,219 independently owned Carquest branded stores across these locations in addition to Mexico and the Bahamas, Turks and Caicos, British Virgin Islands and Pacific Islands. Additional information about the Company, including employment opportunities, customer services, and online shopping for parts, accessories and other offerings can be found at www.AdvanceAutoParts.com.

Investor Relations Contact:	Media Contact:
Elisabeth Eisleben	Kevin Nash
T: (919) 227-5466	T: (866) 463-4512
E: invrelations@advanceautoparts.com	E: kevin.nash@advance-auto.com

Forward-Looking Statements

Certain statements contained in this release are forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events or developments, and typically use words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “forecast,” “guidance,” “outlook” or “estimate.” These forward-looking statements include, but are not limited to, key assumptions for future financial performance including net sales, store growth, comparable store sales, gross profit rate, SG&A, adjusted operating income, income tax rate, integration and transformation costs, adjusted operating income rate targets, capital expenditures, inventory levels and free cash flow; statements regarding expected growth and future performance of Advance Auto Parts, Inc. (the “Company”); statements regarding enhancements to shareholder value, strategic plans or initiatives, growth or profitability, productivity targets and all other statements that are not statements of historical facts. These statements are based upon assessments and assumptions of management in light of historical results and trends, current conditions and potential future developments that often involve judgment, estimates, assumptions and projections. Forward-looking statements reflect current views about our plans, strategies and prospects, which are based on information currently available as of the date of this report. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. Please refer to the “Risk Factors” section of the annual report on Form 10-K for the year ended December 30, 2017, and other filings made by the Company with the Securities and Exchange Commission for additional risk factors that could materially affect the Company’s actual results. Forward-looking statements are subject to risks and uncertainties, many of which are outside our control, which could cause actual results to differ materially from these statements. Therefore, you should not place undue reliance on those statements. We intend for any forward-looking statements to be covered by, and we claim the protection under, the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	July 14, 2018	December 30, 2017

Assets

Current assets:
Cash and cash equivalents	$902,249	$546,937
Receivables, net	664,149	606,357
Inventories	4,159,756	4,168,492
Other current assets	151,662	105,106
Total current assets	5,877,816	5,426,892

Property and equipment, net	1,338,931	1,394,138
Goodwill	991,934	994,293
Intangible assets, net	571,953	597,674
Other assets, net	54,922	69,304
	$8,835,556	$8,482,301

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$2,909,990	$2,894,582
Accrued expenses	635,896	533,548
Other current liabilities	52,331	51,967
Total current liabilities	3,598,217	3,480,097

Long-term debt	1,045,077	1,044,327
Deferred income taxes	314,091	303,620
Other long-term liabilities	220,222	239,061
Total stockholders' equity	3,657,949	3,415,196
	$8,835,556	$8,482,301

NOTE: These preliminary condensed consolidated balance sheets have been prepared on a basis consistent with our previously prepared balance sheets filed with the Securities and Exchange Commission, but do not include the footnotes required by generally accepted accounting principles, or GAAP, for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Twelve Weeks Ended		Twenty-Eight Weeks Ended
	July 14, 2018	July 15, 2017	July 14, 2018	July 15, 2017

Net sales	$2,326,652	$2,263,727	$5,200,500	$5,154,565
Cost of sales	1,315,093	1,270,639	2,916,658	2,890,793
Gross profit	1,011,559	993,088	2,283,842	2,263,772
Selling, general and administrative expenses	844,018	846,377	1,918,061	1,937,281
Operating income	167,541	146,711	365,781	326,491
Other, net:
Interest expense	(12,855)	(13,921)	(30,537)	(32,351)
Other income, net	2,785	3,169	3,243	7,982
Total other, net	(10,070)	(10,752)	(27,294)	(24,369)
Income before provision for income taxes	157,471	135,959	338,487	302,122
Provision for income taxes	39,635	48,910	83,925	107,113
Net income	$117,836	$87,049	$254,562	$195,009

Basic earnings per share	$1.59	$1.18	$3.44	$2.64
Average shares outstanding	74,054	73,848	74,011	73,810

Diluted earnings per share	$1.59	$1.17	$3.43	$2.63
Average diluted shares outstanding	74,244	74,093	74,222	74,093

NOTE: These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)
	Twenty-Eight Weeks Ended
	July 14, 2018	July 15, 2017

Cash flows from operating activities:
Net income	$254,562	$195,009
Depreciation and amortization	128,244	135,200
Share-based compensation	12,413	19,938
Provision (benefit) for deferred income taxes	11,195	(16,006)
Other non-cash adjustments to net income	5,937	6,212
Net change in:
Receivables, net	(59,995)	(37,012)
Inventories	2,140	41,923
Accounts payable	19,083	(153,750)
Accrued expenses	112,214	91,333
Other assets and liabilities, net	(41,825)	(15,498)
Net cash provided by operating activities	443,968	267,349
Cash flows from investing activities:
Purchases of property and equipment	(61,815)	(122,364)
Proceeds from sales of property and equipment	578	1,311
Other, net	—	20
Net cash used in investing activities	(61,237)	(121,033)
Cash flows from financing activities:
Decrease in bank overdrafts	(8,362)	(4,202)
Net payments on credit facilities	—	—
Dividends paid	(13,398)	(13,363)
Proceeds from the issuance of common stock	1,697	2,281
Tax withholdings related to the exercise of stock appreciation rights	(304)	(6,230)
Repurchase of common stock	(5,657)	(3,303)
Other, net	784	(2,027)
Net cash used in financing activities	(25,240)	(26,844)
Effect of exchange rate changes on cash	(2,179)	2,580

Net increase in cash and cash equivalents	355,312	122,052
Cash and cash equivalents, beginning of period	546,937	135,178
Cash and cash equivalents, end of period	$902,249	$257,230

NOTE: These preliminary condensed consolidated statements of cash flows have been prepared on a consistent basis with previously prepared statements of cash flows filed with the Securities and Exchange Commission, but do not include the footnotes required by GAAP for complete financial statements.

Reconciliation of Non-GAAP Financial Measures

The Company's financial results include certain financial measures not derived in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Non-GAAP financial measures should not be used as a substitute for GAAP financial measures, or considered in isolation, for the purpose of analyzing our operating performance, financial position or cash flows. We have presented these non-GAAP financial measures as we believe that the presentation of our financial results that exclude (1) non-operational expenses associated with the integration of General Parts International, Inc. ("GPI") and store closure and consolidation costs; (2) non-cash charges related to the acquired GPI intangibles; and (3) transformation expenses under our strategic business plan, is useful and indicative of our base operations because the expenses vary from period to period in terms of size, nature and significance and/or relate to the integration of GPI and store closure and consolidation activity in excess of historical levels. These measures assist in comparing our current operating results with past periods and with the operational performance of other companies in our industry. The disclosure of these measures allows investors to evaluate our performance using the same measures management uses in developing internal budgets and forecasts and in evaluating management’s compensation. Included below is a description of the expenses we have determined are not normal, recurring cash operating expenses necessary to operate our business and the rationale for why providing these measures is useful to investors as a supplement to the GAAP measures.

GPI Integration Expenses - We acquired GPI for $2.08 billion in 2014 and are in the midst of a multi-year plan to integrate the operations of GPI with AAP. This includes the integration of product brands and assortments, supply chain and information technology. The integration is being completed in phases and the nature and timing of expenses will vary from quarter to quarter over several years. The integration of product brands and assortments was primarily completed in 2015. Our our focus then shifted to integrating the supply chain and information technology systems. Due to the size of the acquisition, we consider these expenses to be outside of our base business. Therefore, we believe providing additional information in the form of non-GAAP measures that exclude these costs is beneficial to the users of our financial statements in evaluating the operating performance of our base business and our sustainability once the integration is completed.

Store Closure and Consolidation Expenses - Store closure and consolidation expenses consist of expenses associated with our plans to convert and consolidate the Carquest stores acquired from GPI. The conversion and consolidation of the Carquest stores is a multi-year process that began in 2014. As of July 14, 2018, 352 Carquest stores acquired from GPI had been consolidated into existing Advance Auto Parts (“AAP”) stores and 423 stores had been converted to the AAP format. While periodic store closures are common, these closures represent a major program outside of our typical market evaluation process. We believe it is useful to provide additional non-GAAP measures that exclude these costs to provide investors greater comparability of our base business and core operating performance. We also continue to have store closures that occur as part of our normal market evaluation process and have not excluded the expenses associated with these store closures in computing our non-GAAP measures.

Transformation Expenses - We expect to recognize a significant amount of transformation expenses over the next several years as we transition from integration of our Advance Auto Parts and Carquest US ("AAP/CQUS") businesses to a plan that involves a more holistic and integrated transformation of the entire Company, including Worldpac and Autopart International ("AI"). These expenses will include, but not be limited to, restructuring costs, third-party professional services and other significant costs to integrate and streamline our operating structure across the enterprise. We are focused on several areas throughout Advance, such as supply chain and information technology.

Reconciliation of Adjusted Net Income and Adjusted EPS:
	Twelve Weeks Ended		Twenty-Eight Weeks Ended
(in thousands, except per share data)	July 14, 2018	July 15, 2017	July 14, 2018	July 15, 2017
Net income (GAAP)	$117,836	$87,049	$254,562	$195,009
Cost of sales adjustments:
Transformation expenses	5,327	—	5,327	—
SG&A adjustments:
GPI integration and store consolidation costs	716	6,919	2,938	19,783
GPI amortization of acquired intangible assets	8,750	9,124	20,466	21,403
Transformation expenses	22,974	32,753	34,853	32,753
Other income adjustment (a)	—	(502)	—	(8,878)
Provision for income taxes on adjustments (b)	(9,442)	(18,351)	(15,896)	(24,723)
Adjusted net income (Non-GAAP)	$146,161	$116,992	$302,250	$235,347

Diluted earnings per share (GAAP)	$1.59	$1.17	$3.43	$2.63
Adjustments, net of tax	0.38	0.41	0.64	0.55
Adjusted EPS (Non-GAAP)	$1.97	$1.58	$4.07	$3.18
Note: Table amounts may not foot due to rounding.

(a)
The adjustment to Other income for the twelve and twenty-eight weeks ended July 15, 2017 relates to income recognized from an indemnification agreement associated with the acquisition of General Parts.

(b)	The income tax impact of non-GAAP adjustments is calculated using the estimated tax rate in effect for the respective non-GAAP adjustments.

Reconciliation of Adjusted Gross Profit
	Twelve Weeks Ended		Twenty-Eight Weeks Ended
(in thousands)	July 14, 2018	July 15, 2017	July 14, 2018	July 15, 2017
Gross Profit (GAAP)	$1,011,559	$993,088	$2,283,842	$2,263,772
Gross Profit adjustments	5,327	—	5,327	—
Adjusted Gross Profit (Non-GAAP)	$1,016,886	$993,088	$2,289,169	$2,263,772

Reconciliation of Adjusted Selling, General and Administrative Expenses:
	Twelve Weeks Ended		Twenty-Eight Weeks Ended
(in thousands)	July 14, 2018	July 15, 2017	July 14, 2018	July 15, 2017
SG&A (GAAP)	$844,018	$846,377	$1,918,061	$1,937,281
SG&A adjustments	(32,440)	(48,795)	(58,257)	(73,939)
Adjusted SG&A (Non-GAAP)	$811,578	$797,582	$1,859,804	$1,863,342

Reconciliation of Adjusted Operating Income:
	Twelve Weeks Ended		Twenty-Eight Weeks Ended
(in thousands)	July 14, 2018	July 15, 2017	July 14, 2018	July 15, 2017
Operating income (GAAP)	$167,541	$146,711	$365,781	$326,491
Cost of sales and SG&A Adjustments	37,767	48,795	63,584	73,939
Adjusted operating income (Non-GAAP)	$205,308	$195,506	$429,365	$400,430

NOTE: Adjusted Operating Income is a non-GAAP measure. Management believes Adjusted Operating Income is an important measure in assessing the overall performance of the business and utilizes this metric in its ongoing reporting. On that basis, Management believes it is useful to provide Adjusted Operating Income to investors and prospective investors to evaluate the Company’s operating performance across periods adjusting for these items (refer to the reconciliation of non-GAAP adjustments above). Adjusted Operating Income might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies. Adjusted Operating Income should not be used by investors or third parties as the sole basis for formulating investment decisions, as it excludes a number of important cash and non-cash recurring items.

Reconciliation of Free Cash Flow:
	Twenty-Eight Weeks Ended
(In thousands)	July 14, 2018	July 15, 2017
Cash flows from operating activities	$443,968	$267,349
Purchases of property and equipment	(61,815)	(122,364)
Free cash flow	$382,153	$144,985

NOTE: Management uses free cash flow as a measure of our liquidity and believes it is a useful indicator to investors or potential investors of our ability to implement our growth strategies and service our debt. Free cash flow is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in our condensed consolidated statement of cash flows.

Adjusted Debt to Adjusted EBITDAR:
	Four Quarters Ended
(In thousands, except adjusted debt to adjusted EBITDAR ratio)	July 14, 2018	December 30, 2017
Total debt	$1,045,258	$1,044,677
Add: Capitalized lease obligations (six times rent expense)	3,230,118	3,189,756
Adjusted debt	4,275,376	4,234,433

Operating income	609,502	570,212
Add: Adjustments (a)	67,214	76,632
Depreciation and amortization	242,304	249,260
Adjusted EBITDA	919,020	896,104
Rent expense (less favorable lease amortization of $202 and $1,864)	538,353	531,626
Share-based compensation	27,742	35,267
Adjusted EBITDAR	$1,485,115	$1,462,997

Adjusted Debt to Adjusted EBITDAR	2.9	2.9

(a)	The adjustments to the four quarters ended July 14, 2018 and December 30, 2017 include General Parts integration, store consolidation costs and transformation expenses.

NOTE: Management believes its Adjusted Debt to Adjusted EBITDAR ratio (“leverage ratio”) is a key financial metric for debt securities, as reviewed by rating agencies, and believes its debt levels are best analyzed using this measure. The Company’s goal is to maintain a 2.5 times leverage ratio and investment grade rating. The Company's credit rating directly impacts the interest rates on borrowings under its existing credit facility and could impact the Company's ability to obtain additional funding. If the Company was unable to maintain its investment grade rating this could negatively impact future performance and limit growth opportunities. Similar measures are utilized in the calculation of the financial covenants and ratios contained in the Company's financing arrangements. The leverage ratio calculated by the Company is a non-GAAP measure and should not be considered a substitute for debt to net earnings, net earnings or debt as determined in accordance with GAAP. The Company adjusts the calculation to remove rent expense and capitalize the Company’s existing operating leases to provide a more meaningful comparison with the Company’s peers and to account for differences in debt structures and leasing arrangements. The use of a multiple of rent expense to calculate the adjustment for capitalized operating lease obligations is a commonly used method of estimating the debt the Company would record for its leases that are classified as operating if they had met the criteria for a capital lease or the Company had purchased the property. The Company’s calculation of its leverage ratio might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures by other companies.

Store Information:

During the twenty-eight weeks ended July 14, 2018, 11 stores and branches were opened and 35 were closed or consolidated, resulting in a total of 5,159 stores and branches as of July 14, 2018, compared to a total of 5,183 stores and branches as of December 30, 2017.